UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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☒	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 16, 2013

Commission File Number 001-35844
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Pinnacle Foods Inc.
(Exact name of registrant as specified in its charter)
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Delaware	35-2215019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Jefferson Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 541-6620
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
In connection with its previously-announced refinancing, Pinnacle Foods Inc. (NYSE: PF) announced that its indirect wholly-owned subsidiary, Pinnacle Foods Finance LLC (“Pinnacle Foods”), priced a private placement offering of $350 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”) at 4.875%. The company reduced the size of its planned offering of $400 million aggregate principal amount of senior unsecured notes to an offering size of $350 million, as a result of a corresponding $50 million increase in the size of its term loan offering due to strong demand in the loan market. The Notes are expected to be issued on or around April 29, 2013.
Pinnacle Foods intends to use the net proceeds from the offering, together with a portion of the proceeds from term loan borrowings pursuant to the previously-announced refinancing of its senior secured credit facilities and cash on hand, to redeem all $400 million aggregate principal amount of its 8.25% Senior Notes due 2017 (the “2017 Notes”) and to pay related premiums, fees and expenses. The obligation of Pinnacle Foods to redeem the 2017 Notes will be conditioned upon the consummation of this offering.
The Notes will be co-issued with Pinnacle Foods' wholly-owned subsidiary, Pinnacle Foods Finance Corp., and guaranteed by Pinnacle Foods Inc. and all of Pinnacle Foods' existing and future domestic subsidiaries that guarantee Pinnacle Foods' senior secured credit facilities.
The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PINNACLE FOODS INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Date: April 16, 2013

Index to Exhibits

Exhibit Number	Description
99.1	Press Release of Pinnacle Foods Inc. issued April 16, 2013, furnished herewith. .